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                                                                      EXHIBIT 11

                       Morgan Stanley Dean Witter & Co.
                      Computation of Earnings Per Share
                       (In millions, except share data)



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
                                                                     Three Months Ended
                                                      ------------------------------------------------
                                                       February 28, 1998           February 28, 1997
                                                      --------------------       ---------------------
Basic EPS:
     Net income                                               $        691                $        571
     Less:  preferred stock dividend requirements                      (15)                        (19)
                                                      --------------------       ---------------------
     Net income available to common shareholders              $        676                $        552
                                                      ====================       =====================
     Weighted-average common shares outstanding                586,751,340                 573,410,658
                                                      ====================       =====================
     Basic EPS                                                $       1.15                $       0.96
                                                      ====================       =====================

Diluted EPS
     Net  income                                              $        691                $        571
     Less:  preferred stock dividend requirements
      after assumed conversion of ESOP
         preferred stock                                               (13)                        (18)
                                                      --------------------       ---------------------
     Net income available to common shareholders              $        678                $        553
                                                      ====================       =====================

     Weighted-average common shares outstanding                586,751,340                 573,410,658
     Effect of dilutive securities:
        Stock options                                           17,607,461                  20,084,781
        ESOP convertible preferred stock                        12,018,761                  12,195,627
                                                      --------------------       ---------------------
     Weighted-average common shares outstanding
       and common stock equivalents                            616,377,562                 605,691,066
                                                      ====================       =====================
     Diluted EPS                                              $       1.10                $       0.91
                                                      ====================       =====================
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